                                                                  EXHIBIT (a)(1)

                                OFFER TO PURCHASE

                     UNITED BANCORPORATION OF ALABAMA, INC.

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     OFFER TO PURCHASE FOR CASH UP TO 32,250 SHARES OF CLASS A COMMON STOCK
           ("COMMON STOCK") OF UNITED BANCORPORATION OF ALABAMA, INC.
                     AT A PURCHASE PRICE OF $31.00 PER SHARE
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THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT
5:00 P.M., CENTRAL TIME, ON FRIDAY, JUNE 28, 2002, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

United Bancorporation of Alabama, Inc. invites you to tender your shares of Common Stock for purchase by the Company on the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal and other accompanying documents. The terms of our offer are as follows:

- We will purchase up to 32,250 shares of our Common Stock in this tender offer at a price of $31.00 per share, net to the seller in cash, without interest;

- If the number of shares tendered is less than 32,250, we will purchase all of the shares tendered, and

- If the number of shares tendered is more than 32,250 we will purchase shares:

         - first from holders of less than 100 shares who tendered all of their shares, and

         - then, on a pro rata basis from all other stockholders who tendered shares.

If you want to tender your shares in our offer, you should:

         - specify the number of shares you want to tender, and

         - follow the instructions in this document and the accompanying documents, including the Letter of Transmittal, to submit your shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, AS DISCUSSED IN SECTION 12.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

This document contains or incorporates important information about our offer. We urge you to read it in its entirety and refer to the information incorporated by reference.

              THE DATE OF THIS OFFER TO PURCHASE IS APRIL 12, 2002.

                               SUMMARY TERM SHEET

This summary highlights the most material terms of our tender offer. Please understand that it does not describe all of the details of our offer to the same extent that they are described in the body of this document and the Letter of Transmittal. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections in this document where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.

WHO IS OFFERING TO PURCHASE MY SHARES?      United Bancorporation of Alabama,
                                            Inc. is offering to purchase up to
                                            32,250 shares of its outstanding
                                            Common Stock. SEE SECTION 1.

WHAT IS THE PURCHASE PRICE?                 The purchase price for our offer is
                                            $31.00 per share.

HOW AND WHEN WILL I BE PAID?                If your shares are purchased in our
                                            offer, you will be paid the purchase
                                            price, in cash, without interest, as
                                            soon as is practicable after the
                                            expiration of the offer period and
                                            the acceptance of the shares for
                                            payment. SEE SECTION 4. No dividends
                                            will be paid with respect to
                                            purchased shares. SEE SECTION 7.

HOW MANY SHARES WILL UNITED BANCORPORATION  We will purchase up to 32,250 shares
OF ALABAMA, INC. PURCHASE IN ALL?           of our outstanding Common Stock in
                                            our offer, or approximately 3% of
                                            our outstanding Common Stock. Our
                                            offer is not conditioned on any
                                            minimum number of shares being
                                            tendered.

IF I TENDER MY SHARES, HOW MANY OF MY       All of the shares that you tender in
SHARES WILL UNITED BANCORPORATION OF        our offer may not be purchased. If
ALABAMA, INC. PURCHASE?                     more than 32,250 shares are
                                            tendered, we will purchase shares
                                            based on the following order of
                                            priority:

                                            - We will purchase shares from all
                                            holders of odd lots of less than 100
                                            shares who properly tender all of
                                            their shares.

                                            - We will purchase shares from all
                                            other stockholders who properly
                                            tender shares, on a pro rata basis.
                                            As a result, we will purchase the
                                            same percentage of shares tendered
                                            from each tendering stockholder in
                                            this second category. We will
                                            announce this proration percentage
                                            if it is necessary, after our offer
                                            expires.

HOW WILL UNITED BANCORPORATION OF           We would need a maximum of
ALABAMA, INC. PAY FOR THE SHARES?           approximately $1 million to purchase
                                            32,250 shares at the price of
                                            $31.00. In addition, we expect to
                                            incur fees and expenses in
                                            connection with this offer of
                                            approximately $10,000. We intend to
                                            fund the purchase of shares with
                                            dividends we will receive from our
                                            subsidiary, United Bank.

HOW LONG DO I HAVE TO TENDER MY SHARES TO   The Offer begins on April 12, 2002.
UNITED BANCORPORATION OF ALABAMA, INC.?     Beginning on this date, you may
                                            tender your shares until our offer
                                            expires. The offer is scheduled to
                                            expire on Friday, June 28, 2002, at
                                            5:00 p.m., Central Time, but we may
                                            choose to terminate or extend it at
                                            any time. We may not terminate the
                                            offer prior to May 13, 2002. We
                                            cannot assure that we will extend
                                            our offer or, if we extend it, for
                                            how long it will be extended. SEE
                                            SECTIONS 1 AND 13.

HOW WILL I BE NOTIFIED IF UNITED            If our offer is extended, we will
BANCORPORATION OF ALABAMA, INC. EXTENDS     make a public announcement before
THIS OFFER?                                 9:00 a.m., Central Time, on the
                                            first business day after the offer
                                            was scheduled to expire. SEE SECTION
                                            13.

WHAT ARE THE CONDITIONS TO THE UNITED       Our obligation to accept and pay for
BANCORPORATION OF ALABAMA, INC. OFFER?      your tendered shares is conditioned
                                            on the satisfaction or waiver of the
                                            conditions described in Section 12.
                                            In addition to customary conditions,
                                            these conditions include the
                                            following:

                                            (a) We will not be obligated to
                                            purchase any shares if, in our good
                                            faith reasonable judgment, our
                                            purchase of shares in the offer

                                            - would result in our Common Stock
                                            being held of record by fewer than
                                            300 persons, or

                                            - would otherwise constitute a going
                                            private transaction for purposes of
                                            Rule 13e-3 of the Securities and
                                            Exchange Commission under the
                                            Securities Exchange Act of 1934; or

                                            (b) We will not be required to
                                            proceed with the offer if we
                                            experience a material adverse change
                                            in our business conditions or are
                                            prohibited from doing so because of
                                            legal process, or if a third party
                                            proposes, announces or makes a
                                            tender or exchange offer, merger,
                                            business combination or other
                                            similar transaction involving us.

HOW DO I TENDER MY SHARES?                  To tender your shares, you must
                                            complete one of the actions
                                            described under Important Procedures
                                            on the last page of this document
                                            before the offer expires. If your
                                            Shares are held by a broker, you may
                                            also contact your broker for
                                            assistance. Contact information for
                                            us is on the last page of this
                                            document. SEE SECTION 3 and the
                                            instructions to the Letter of
                                            Transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER,   Yes. If you tender your shares and
CAN I CHANGE MY MIND?                       change your mind, you may withdraw
                                            your shares at any time before our
                                            offer expires. In addition, if we
                                            have not accepted for payment the
                                            shares you have tendered to us, you
                                            may withdraw your shares at any time
                                            after the expiration of forty (40)
                                            business days from the commencement
                                            of the offer. SEE SECTION 5.

                                            To properly withdraw your shares,
                                            you must timely deliver a written
                                            notice of your withdrawal to us at
                                            the address or facsimile number
                                            appearing on the last page of this
                                            document. Your notice must specify
                                            your name, address and social
                                            security number, the number of
                                            shares to be withdrawn, and, if the
                                            certificates have been delivered or
                                            otherwise identified, the
                                            certificate number(s) for the shares
                                            and the name of the registered
                                            owners(s) of the shares. All
                                            signatures on the notice of
                                            withdrawal must be guaranteed by an
                                            eligible guarantor institution if
                                            certificates have already been
                                            delivered.

                                            Some additional requirements apply
                                            if the certificates for shares to be
                                            withdrawn have been delivered to us.
                                            SEE SECTION 5.

WHAT DOES UNITED BANCORPORATION OF          Our board of directors has approved
ALABAMA, INC. AND ITS BOARD OF DIRECTORS    this offer. However, neither we nor
THINK ABOUT THIS OFFER?                     our board of directors is making any
                                            recommendation regarding whether you
                                            should tender your shares. You must
                                            decide whether to tender your
                                            shares. You should discuss whether
                                            to tender your shares with your
                                            broker or other financial or tax
                                            advisor. We have not been advised by
                                            our officers, directors or
                                            affiliates whether any of them may
                                            tender shares pursuant to this
                                            offer.

WHAT IS A RECENT MARKET PRICE OF UNITED     The most recent trade of our stock
BANCORPORATION OF ALABAMA, INC. COMMON      that management was aware of prior
STOCK?                                      to setting the price for our offer
                                            occurred on March 28, 2002. In this
                                            transaction, 164 shares were sold
                                            for a purchase price of $30.50 per
                                            share. Management was also aware of
                                            other transactions since January 1,
                                            2002, in which shares were sold at
                                            prices ranging from $30.00 to $31.98
                                            for transactions for as few as 2 and
                                            as many as 841 shares.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS    If you are a registered stockholder
IF I TENDER MY SHARES TO UNITED             and tender your shares directly to
BANCORPORATION OF ALABAMA, INC.?            us, you will not need to pay any
                                            brokerage commissions. If you hold
                                            shares through a broker or bank,
                                            however, you should ask your broker
                                            or bank to see if you will be
                                            charged a fee to tender your shares.
                                            SEE SECTION 1.

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WHAT ARE THE UNITED STATES FEDERAL INCOME   Generally, you will be subject to
TAX CONSEQUENCES IF I TENDER MY SHARES TO   United States Federal income
UNITED BANCORPORATION OF ALABAMA, INC.?     taxation when you receive cash from
                                            us in exchange for the shares you
                                            tender. The cash you receive will be
                                            treated either as:

                                            - a sale or exchange eligible for
                                            capital gains treatment; or

                                            - a dividend subject to ordinary
                                            income tax. SEE SECTION 6.

WHAT ARE THE EXPECTED BENEFITS AND          We are making this offer because we
POTENTIAL DISADVANTAGES OF THE OFFER FOR    believe that the purchase of the
STOCKHOLDERS?                               shares of Common Stock on the terms
                                            and conditions outlined in this
                                            offer is an attractive investment
                                            for United Bancorporation of
                                            Alabama, Inc. This offer gives
                                            stockholders an opportunity to
                                            liquidate all or part of their
                                            investment in our shares on
                                            potentially more favorable terms
                                            than would otherwise be available.
                                            Stockholders who choose not to
                                            tender their shares will realize a
                                            proportionate increase in their
                                            relative equity interest in United
                                            Bancorporation of Alabama, Inc. and
                                            in our future earnings and assets.
                                            Our purchase of shares in the offer
                                            likely will reduce the number of
                                            stockholders who own our Common
                                            Stock. This could result in reduced
                                            liquidity in the trading market for
                                            Common Stock in the future. SEE
                                            SECTIONS 2 AND 10.

WHO DO I CONTACT IF I HAVE QUESTIONS ABOUT  You can contact us at (251) 368-2525
UNITED BANCORPORATION OF ALABAMA, INC.'S    with questions regarding this offer.
OFFER?



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                                TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS...............................................................................1
NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION.............................................2
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.......................................................3
PROCEDURE FOR TENDERING SHARES...........................................................................4
PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE; ACCEPTANCE.........................................6
WITHDRAWAL RIGHTS........................................................................................6
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.................................................................7
SHARES, TRADING PRICE AND DIVIDEND INFORMATION...........................................................9
INFORMATION ABOUT US....................................................................................10
INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS AND MAJOR STOCKHOLDERS..............................11
EFFECT OF OFFER ON MARKET FOR SHARES....................................................................11
CERTAIN LEGAL MATTERS...................................................................................11
CERTAIN CONDITIONS OF THIS OFFER........................................................................12
CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT......................................................14
FEES AND EXPENSES.......................................................................................15
SOURCE AND AMOUNT OF FUNDS..............................................................................15
MISCELLANEOUS...........................................................................................16


As used in this document, the terms "United Bancorporation of Alabama, Inc.," "Company," "we," "our" and "us" refer to United Bancorporation of Alabama, Inc., a Delaware corporation.


                           FORWARD-LOOKING STATEMENTS

When used or incorporated by reference herein, the words "anticipate", "estimate", "expect", "project", "target", "goal", and similar expressions, are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including those set forth elsewhere herein, as well as the possibilities of (i) increases in competitive pressures in the banking industry, particularly with respect to community banks;
(ii) costs or difficulties, relating to the planned increase in the number of United Bank offices, which are greater than expected based on prior experience;
(iii) costs or difficulties greater than expected with respect to the planned conversion to in-house data processing; (iv) general economic conditions, either nationally or regionally, that are less favorable than expected, resulting in deterioration in loan demand, credit quality and/or borrower liquidity, among other things; (v) changes which may occur in the regulatory environment; and
(vi) large and/or rapid changes in interest rates. These forward-looking statements speak only as of the date they are made. United Bancorporation of Alabama, Inc. expressly disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in United Bank's expectations with regard to any change in events, conditions or circumstances on which any such statement is based.

                  UNITED BANCORPORATION OF ALABAMA, INC. OFFER

SECTION 1. NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

GENERAL. On the terms and subject to the conditions of our offer, as set forth in this document and the related Letter of Transmittal, we are offering to purchase up to 32,250 shares of our Class A Common Stock ("Common Stock") for a purchase price of $31.00 per share, net to the seller in cash, without interest (the "Purchase Price").

The term expiration date means 5:00 p.m., Central Time, on June 28, 2002, unless and until we, in our sole discretion, terminate or extend the period of time for which our offer will remain open. If terminated or extended by us, the term expiration date means the latest time and date at which our offer, as terminated or extended, expires. Our offer may not terminate prior to May 13, 2002. SEE
SECTION 13 for a description of our right to extend, cancel, terminate or amend our offer.

Shares properly tendered and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of our offer, including the odd lot and proration provisions described below. SEE SECTION 13.

All shares tendered and not purchased because of proration procedures, will be returned to you at our expense as soon as practicable following the expiration date.

Tendering stockholders will not be obligated to pay us any charges, expenses, or brokerage commissions for our offer.

This document and the related Letter of Transmittal will be mailed to holders of record of shares of our Common Stock on or about April 12, 2002 and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our Common Stock.

PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of our offer, if 32,250 or fewer shares are properly tendered and not properly withdrawn, we will purchase all properly tendered shares at the Purchase Price.

Upon the terms and subject to the conditions of our offer, if more than 32,250 shares are validly tendered and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

         - First, we will purchase shares properly tendered and not properly withdrawn from any odd lot holder (as defined below) who tenders all the shares owned (beneficially or of record) by the odd lot holder.

         - Second, after the purchase of all the shares properly tendered by odd lot holders, we will purchase shares from all other stockholders who properly tender shares, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

ODD LOT HOLDERS. For purposes of our offer, the term odd lot holder means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the Letter of Transmittal. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

PRORATION. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such stockholder to the total number of shares tendered by all stockholders (other than odd lot holders). This ratio will be applied to stockholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such stockholder pursuant to our offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above, we will not be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced as soon as practicable after the expiration date. Stockholders may obtain preliminary proration information from us by contacting us as indicated on the last page.

As described in Section 6, the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

PURPOSE OF THE OFFER. We are making this offer because our board of directors believes that, given our business, assets and prospects, the purchase of the shares pursuant to the offer is an attractive investment for United Bancorporation of Alabama, Inc. We have sufficient resources, in available cash and dividends we will receive from our subsidiary, United Bank, to fund the amount required to purchase shares under the offer and pay related expenses.

In addition, we believe the offer may be attractive from the perspective of our stockholders for the following reasons:

         - The offer provides stockholders who are considering a sale of all or a portion of their shares the opportunity to sell their shares pursuant to the offer for cash without the usual transaction costs associated with sales.

         - Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to United Bancorporation of Alabama, Inc., but also will avoid any applicable odd lot discounts payable on sales of odd lots.

         - The offer also may give stockholders the opportunity to sell their shares at the Purchase Price that may be greater than prices prevailing immediately prior to the announcement of the offer.

         - To the extent the purchase of shares in the offer results in a reduction in the number of stockholders of record, the costs to us for services to stockholders will be reduced.

         - This offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in United Bancorporation of Alabama, Inc. Stockholders who determine not to accept the offer will increase their proportionate interest in United Bancorporation of Alabama, Inc.'s equity, and thus in United Bancorporation of Alabama, Inc.'s future earnings and assets, subject to United Bancorporation of Alabama, Inc.'s right to issue additional shares and other equity securities in the future.

The offer also presents some potential risks and disadvantages to United Bancorporation of Alabama, Inc. and our continuing stockholders.

         - The offer will result in a decrease in the amount of cash and investments held by United Bancorporation of Alabama, Inc. However, immediately after completion of the offer, we will continue to maintain adequate capital in line with government regulations for a well capitalized financial institution. See Section 8.

         - The offer will reduce the number of shares owned by stockholders. This may result in reduced liquidity in the trading market for Common Stock in the future.

We may in the future purchase additional shares in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to stockholders than the terms of our offer. Rule 13e-4 promulgated under the 1934 Act prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including recent sale prices of shares, the results of our offer, our business and financial position and general economic and market conditions.

Stockholders who do not tender their shares pursuant to our offer and stockholders who otherwise retain an equity interest in United Bancorporation of Alabama, Inc. (including as a result of a partial tender of their shares, or a proration pursuant to the offer) will continue to be stockholders of United Bancorporation of Alabama, Inc. with the attendant risks and rewards associated with owning the equity securities of United Bancorporation of Alabama, Inc.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER A STOCKHOLDER SHOULD TENDER HIS OR HER SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become treasury stock and will be available for issuance by United Bancorporation of Alabama, Inc. in the future without further stockholder action (except as may be required by applicable law) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans.

SECTION 3. PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by us at our address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

In the Letter of Transmittal, the tendering stockholder must: (i) set forth his or her name and address; (ii) set forth the number of shares he or she is tendering; and (iii) set forth the number of the stock certificate(s) representing such shares.

A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering stockholder and United Bancorporation of Alabama, Inc. upon the terms and subject to the conditions of our offer.

THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR

ELECTION AND RISK, AND AT YOUR EXPENSE. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO US.

In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after our timely receipt of certificate(s) for the shares, properly completed, duly executed Letter of Transmittal and any other required documents.

To avoid backup federal income tax withholding with respect to the Purchase Price received by a stockholder pursuant to our offer, the stockholder must provide us with a correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the Letter of Transmittal and its instructions and other offer materials) will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

FEDERAL BACKUP WITHHOLDING TAX. Under the United States Federal backup withholding tax rules, 31% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to us and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If we are not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to our satisfaction that the stockholder is not subject to backup withholding.

Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from us. See Instruction 9 of the Letter of Transmittal.

TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE US WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

For a discussion of United States Federal income tax consequences to tendering stockholders, see Section 6.

SECTION 4. PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE; ACCEPTANCE.

Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

         - pay for shares properly tendered and not properly withdrawn, and

         - accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn.

The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we send payment of the Purchase Price for such shares.

Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 32,250 shares, subject to increase or decrease as provided in Sections 1 and 13, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at the Purchase Price of $31.00.

Under no circumstances will we pay interest by reason of any delay in making such payment.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO US THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE SECTION 3. ALSO SEE
SECTION 6 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering stockholder as soon as practicable following consummation, cancellation or termination of our offer.

SECTION 5. WITHDRAWAL RIGHTS

Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the expiration date. In addition, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after the expiration of forty (40) business days from the commencement of the offer. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the expiration date by us at the address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to us, the name of the registered owner and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to us.

If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (i.e., a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an eligible guarantor institution, as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended) unless such shares have been tendered for the account of any Eligible Institution.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

SECTION 6. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. Federal income tax consequences to holders of shares relevant to our offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service (IRS), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of shares for cash pursuant to our offer applies only to a United States holder. For purposes of this summary, a United States holder is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

The summary does not address the state, local or foreign tax consequences of participating in our offer. Each stockholder should consult its own tax advisor concerning the decision to participate in our offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

An exchange of shares for cash pursuant to our offer by a United States holder will be a taxable transaction for U.S. Federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from United Bancorporation of Alabama, Inc., with the tax consequences described below.

Under the Code, a United States holder whose shares are exchanged for cash pursuant to our offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange:

         (i) results in a complete termination of such holder's equity interest in United Bancorporation of Alabama, Inc.;

         (ii)     is substantially disproportionate with respect to such holder;
                  or

         (iii) is not essentially equivalent to a dividend with respect to the holder.

For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder is deemed to constructively own shares which are owned by other persons, such as certain family members, a trust or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

A United States holder will satisfy the "complete termination" test if all shares actually or constructively owned by such holder are exchanged for cash pursuant to our offer.

A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of stock of United Bancorporation of Alabama, Inc. entitled to vote and such holder's percentage interest in United Bancorporation of Alabama, Inc. (i.e., the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in United Bancorporation of Alabama, Inc. prior to the exchange.

A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in United Bancorporation of Alabama, Inc., as described above, constitutes a meaningful reduction of the holder's proportionate interest given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a meaningful reduction generally if such stockholder has some reduction in such stockholder's stock ownership percentage.

If a United States holder sells shares to persons other than United Bancorporation of Alabama, Inc. at or about the time such holder also sells shares to United Bancorporation of Alabama, Inc. pursuant to our offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in United Bancorporation of Alabama, Inc., then the sales to persons other than United Bancorporation of Alabama, Inc. may, for U.S. Federal income tax purposes, be integrated with the holder's sale of shares pursuant to our offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described above.

United Bancorporation of Alabama, Inc. cannot predict whether or to what extent our offer will be oversubscribed. If our offer is oversubscribed, proration of tenders pursuant to our offer will cause United Bancorporation of Alabama, Inc. to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to our offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. Federal income tax purposes pursuant to the rules discussed above.

If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, any long-term capital gain generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

If a United States holder who sells shares pursuant to our offer does not meet one of the tests described above and, thus, is not treated as having sold such holder's shares, the entire amount of cash received by such holder will be treated as a dividend to the extent of United Bancorporation of Alabama, Inc.'s current and accumulated earnings and profits, which United Bancorporation of Alabama, Inc. anticipates will be sufficient to cover the amount of any such dividend, and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. As to an exchange which is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate United States holder, such holder may be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the extraordinary dividend provisions of the Code. To the extent, if any, that the cash received by a United States holder exceeds United Bancorporation of Alabama, Inc.'s current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

Stockholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of our offer.

UNITED BANCORPORATION OF ALABAMA, INC. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

SECTION 7. SHARES, TRADING PRICE AND DIVIDEND INFORMATION

INFORMATION ABOUT SHARES OUTSTANDING. As of March 29, 2002, we had outstanding 1,098,352 shares of Common Stock, $0.01 par value. The 32,250 shares of Common Stock that we are offering to purchase represent approximately 3% of our issued and outstanding Common Stock as of March 29, 2002. Assuming that we purchase all 32,250 shares of Common Stock that we are offering to purchase, the number of our issued and outstanding shares of Common Stock would be reduced to 1,066,102 shares immediately after the offer.

SHARE PRICES. The Common Stock is not traded on any national or regional securities exchange and there is no established public trading market for the Common Stock. Transactions in the Common Stock are infrequent. As of March 29, 2002, United Bancorporation of Alabama, Inc. had approximately 625 stockholders of record. To the knowledge of United Bancorporation of Alabama, Inc.'s management, since January 1, 2002 an aggregate of approximately 1,955 shares of Common Stock was transferred in approximately 9 transactions involving from 2 to 841 shares of Common Stock. These transfers represent both transfers for consideration (i.e., sales) and transfers for no consideration (i.e., gifts, estate transfers, etc.). United Bancorporation of Alabama, Inc.'s management is sometimes unable to differentiate such transfers and has limited knowledge of the sale prices for transfers involving consideration. To the best of its knowledge, the prices per share paid in such transactions ranged from $30.00 to $31.98, and the range of prices on shares of Common Stock over the last two years ranged from $30.00 to $33.00.

On March 28, 2002, a date close to the date of this document and prior to the date the Purchase Price was determined by the directors of United Bancorporation of Alabama, Inc., the sale of 164 shares of Common Stock took place at a price per share of $30.50.

The following table sets forth dividends paid per share of Common Stock on the dates indicated:

                QUARTER                                          DIVIDEND
                Fiscal 2002
                1st Quarter                                          $.35

                Fiscal 2001
                4th Quarter                                            --
                3rd Quarter                                          $.25
                2nd Quarter                                            --
                1st Quarter                                          $.30

                Fiscal 2000
                4th Quarter                                            --
                3rd Quarter                                          $.25
                2nd Quarter                                            --

The offer price of $31.00 per share has been set by the board of directors in consideration of information available to it regarding past trades in the marketplace and current market conditions. Because the board of directors does not intend to set a record date before the expiration of the offer for any possible future dividend, no dividends will be paid with respect to any shares that we purchase.

SECTION 8. INFORMATION ABOUT US

WHERE YOU CAN FIND INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional office of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE. The rules of the SEC allow us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We are incorporating by reference in this document the following document we have filed with the SEC:

         - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

We hereby incorporate by reference this document and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights. Those documents include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

You may obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us. Please direct your written or oral request to United Bancorporation of Alabama, Inc., P.O. Box 8, Atmore, Alabama 36504, (251) 368-2525, Attention: Stockholder Relations. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you may obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

PLANS OR PROPOSALS. Except as described in this document and the documents delivered herewith, we currently have no plans, proposals or negotiations that relate to or would result in:

         - any extraordinary transaction (such as a merger, reorganization or liquidation) involving United Bancorporation of Alabama, Inc. or any of its subsidiaries;

         - any purchase, sale or transfer of a material amount of the assets of United Bancorporation of Alabama, Inc. or any of its subsidiaries;

         - any material change in the present dividend rate or policy, or indebtedness or capitalization of, United Bancorporation of Alabama, Inc.;

         - any change in the present board of directors or management of United Bancorporation of Alabama, Inc. (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);

         - any other material change in United Bancorporation of Alabama, Inc.'s corporate structure or business;

         - the suspension of United Bancorporation of Alabama, Inc.'s obligation to file reports under Section 15(d) of the 1934 Act;

         - the acquisition by any person of additional securities of United Bancorporation of Alabama, Inc., or the disposition of securities of United Bancorporation of Alabama, Inc.; or

         - any changes in United Bancorporation of Alabama, Inc.'s articles of incorporation or bylaws or other actions that could impede the acquisition of control of United Bancorporation of Alabama, Inc.

SECTION 9. INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS AND MAJOR STOCKHOLDERS

United Bancorporation of Alabama Inc.'s proxy statement for our annual meeting of stockholders, to be held on May 1, 2002, describes transactions in which United Bancorporation of Alabama Inc. has engaged with its executive officers, directors and their associates, some of which are continuing in nature. To our knowledge, except as described in United Bancorporation of Alabama Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and in United Bancorporation of Alabama Inc.'s proxy statement for our 2002 Annual Meeting of Stockholders, none of our directors or executive officers has entered into or proposed or received any proposed material agreements or arrangements with respect to United Bancorporation of Alabama, Inc. or United Bank, and, except for their interest in our securities as described in the proxy statement referenced above, none of them is a party to any contract, understanding, relationship or arrangement with respect to our securities.

To our knowledge, except for purchases by the spouse of David D. Swift of 41 and 465 shares for $30.50 per share on March 28, 2002 and April 11, 2002, respectively, none of our directors or executive officers has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans.

We have not been advised by our officers, directors and affiliates as to whether they intend to tender shares of Common Stock pursuant to this offer.

SECTION 10. EFFECT OF OFFER ON MARKET FOR SHARES

REGISTRATION UNDER THE 1934 ACT. As of March 29, 2002 there were 1,098,352 shares of Common Stock outstanding. The shares of Common Stock are not traded on a securities exchange or through Nasdaq. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade and may reduce the number of holders of United Bancorporation of Alabama, Inc. Common Stock.

SECTION 11. CERTAIN LEGAL MATTERS.

We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of our offer.

There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to United Bancorporation of Alabama, Inc. or to its business in the event of adverse regulatory action or inaction.

BANK REGULATORY MATTERS. As a registered financial holding company, United Bancorporation of Alabama, Inc. is subject to the supervision and regulation of the Federal Reserve Board. Because we are (and upon completion of the offer will remain) well-capitalized and well-managed, as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we do not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a financial holding company such as United Bancorporation of Alabama, Inc. without the prior approval of the Federal Reserve Board. Although such circumstances are not expected to arise as a result of the offer, if, as a result of the offer, any stockholder becomes the beneficial owner of more than 10% of our Common Stock, such stockholder may be required to reduce his, her or its ownership interest in United Bancorporation of Alabama, Inc. or obtain regulatory approval to continue to own more than 10%. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder's own legal counsel with respect to the consequences to the stockholder of the tender offer.

SECTION 12. CERTAIN CONDITIONS OF THIS OFFER

OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend our offer as provided herein if any of the conditions are not satisfied or waived on or before the expiration date.

AVOIDANCE OF RULE 13e-3 TRANSACTION CONDITION. United Bancorporation of Alabama, Inc. may amend or terminate our offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a going private transaction under Rule 13e-3 of the Securities and Exchange Commission, that is, if our purchase of shares pursuant to this offer would result in our Common Stock being held of record by fewer than 300 persons.

NO LEGAL PROHIBITION CONDITION. United Bancorporation of Alabama, Inc. will not be obligated to close our offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to United Bancorporation of Alabama, Inc.'s knowledge has any of the foregoing been threatened. However, United Bancorporation of Alabama, Inc. can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to our offer.

MATERIAL ADVERSE CHANGE CONDITION. United Bancorporation of Alabama, Inc. will not be obligated to close our offer if, after the date of this document, there has occurred:

         (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

         (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

         (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

         (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of United Bancorporation of Alabama, Inc. might materially affect, the extension of credit by banks or other lending institutions in the United States;

         (v) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of United Bancorporation of Alabama, Inc. a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of United Bancorporation of Alabama, Inc. and its subsidiaries, taken as a whole, or on the trading in the shares;

         (vi) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof; or

         (vii) any change in the business, condition (financial or otherwise),income, operations or prospects of United Bancorporation of Alabama, Inc. and its subsidiary, taken as a whole which, in the sole judgment of United Bancorporation of Alabama, Inc., is or may be materially adverse to United Bancorporation of Alabama, Inc. and its subsidiary taken as a whole (the "Material Adverse Change Condition"). United Bancorporation of Alabama, Inc. is not aware of any of these events having occurred. In any event, United Bancorporation of Alabama, Inc. reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

NO COMPETING OFFER CONDITION. United Bancorporation of Alabama, Inc. will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger or acquisition proposal for United Bancorporation of Alabama, Inc. has been proposed, announced or made by another person or United Bancorporation of Alabama, Inc. has learned that:

         (i) any person or group (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document);

         (ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or

         (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire United Bancorporation of Alabama, Inc. or any of the shares (the "No Competing Offer Condition").

United Bancorporation of Alabama, Inc. is not aware of any such event having occurred. In any event, United Bancorporation of Alabama, Inc. reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

WAIVER OF CONDITIONS. United Bancorporation of Alabama, Inc. reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which are not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and our offer.

EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to:

         (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering stockholder to withdraw his or her shares;

         (ii) waive the conditions (other than the No Legal Prohibition Condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto, if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or

         (iii) terminate our offer and purchase none of the shares and return all tendered shares.

United Bancorporation of Alabama, Inc. will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF UNITED BANCORPORATION OF ALABAMA, INC. We have not been advised by our officers, directors or affiliates whether any of them may tender shares of Common Stock pursuant to this offer.

SECTION 13. CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

We expressly reserve the right to cancel our offer if any of the conditions to our offer are not satisfied by the time the offer period expires. Those stockholders who tendered shares to United Bancorporation of Alabama, Inc., prior to the expiration date, will receive prompt return of their share certificates and other related documentation from us as soon as practicable following the cancellation of our offer.

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension directly to our stockholders or by making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement directly to our stockholders or by making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 13 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by directly communicating with our stockholders or by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date.

If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the



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

Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

         - increase or decrease the price to be paid for the shares,

         - increase the number of shares being sought in our offer by more than 2% of our outstanding Common Stock, or

         - decrease the number of shares being sought in our offer, and our offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then our offer will be extended until the expiration of such period of 10 business days.

United Bancorporation of Alabama, Inc. also reserves the right to delay acceptance for purchase of, or purchase of, any shares pursuant to our offer, regardless of whether such shares were theretofore accepted for purchase, and to amend or terminate our offer and not accept for purchase or purchase any shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of our offer to be satisfied or waived on or before the expiration date.

Any cancellation, extension, termination, amendment or delay of our offer will be followed as promptly as practicable by directly communicating with our stockholders or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Central Time, on the next business day after the previously scheduled expiration date. The offer may not be terminated prior to May 13, 2002. Prior to the expiration date, if we increase the Purchase Price offered to holders of United Bancorporation of Alabama, Inc. Common Stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to our offer and if, at the time notice of such increase is first published, sent or given to holders of United Bancorporation of Alabama, Inc. Common Stock, our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, our offer will be extended until the expiration of such period of ten business days. For purposes of our offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

SECTION 14. FEES AND EXPENSES

United Bancorporation of Alabama, Inc. may contact stockholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. United Bancorporation of Alabama, Inc. will pay expenses incurred by it related to the Offer.

No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under our offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks.

SECTION 15. SOURCE AND AMOUNT OF FUNDS

The amount of funds required to purchase the maximum number of shares pursuant to our offer is approximately $1 million. We expect the fees and expenses applicable to our offer to be approximately an additional $10,000. We anticipate that all of the funds necessary to pay such amounts will be provided from dividends paid to us by our subsidiary, United Bank. The Bank currently has the ability to pay these dividends to United Bancorporation of Alabama, Inc.



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

SECTION 16. MISCELLANEOUS

No person has been directly or indirectly employed or retained by, or is to be compensated by, United Bancorporation of Alabama, Inc. to make solicitations or recommendations in connection with our offer. We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this document or in the related Letter of Transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer to purchase shares of Common Stock is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

United Bancorporation of Alabama, Inc. is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If United Bancorporation of Alabama, Inc. becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, United Bancorporation of Alabama, Inc. will make a good faith effort to comply with such law. If, after such good faith effort, United Bancorporation of Alabama, Inc. cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction.


                              CONTACT INFORMATION:

                     United Bancorporation of Alabama, Inc.
                        Attention: Stockholder Relations
                                   P.O. Box 8
                                Atmore, AL 36504
                            Telephone: (251) 368-2525
                            Facsimile: (251) 368-9777

                          BY HAND DELIVERY OR COURIER:
                            200 East Nashville Avenue
                              Atmore, Alabama 36502

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE, AS WELL AS REQUESTS FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER, MAY BE DIRECTED TO US AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.



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

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

- If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you.

- If you hold certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it at your expense, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal, to us.

TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

If you have any questions or need assistance, or if you need additional copies of this document or the Letter of Transmittal, you should contact us at:

         United Bancorporation of Alabama, Inc.
         Post Office Box 8
         Atmore, AL 36504
         (251) 368-2525
         Attention: Stockholder Relations



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